EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2020 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Alimera Sciences, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Alimera Sciences, Inc. on Forms S-8 (File No. 333-166822, File No. 333-173095, File No. 333-180567, File No. 333-187600, File No. 333-194381, File No. 333-201606, File No. 333-209035, File No. 333-215451, File No. 333-222508, File No. 333-229280, and File No. 333-232206) and on Form S-3 (File No. 333-221061).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 2, 2020